Exhibit 99.1

Contact:	Judy Rader	FOR IMMEDIATE RELEASE
Corporate Communications
312-394-7417

Melissa Sherrod
Investor Relations
312-394-8351

Exelon Expanding Into Wind Generation

with Acquisition of John Deere Renewables

Deal will enhance Exelon’s environmental leadership,

make it one of the nation’s largest wind generators

CHICAGO (Aug. 31, 2010) – Exelon Corporation today announced an agreement to acquire John Deere Renewables, a leading operator and developer of wind power, in a transaction that will add 735 operating megawatts of clean, renewable energy to Exelon’s generation portfolio, as well as an additional 230 megawatts in advanced stages of development.

The acquisition, valued at approximately $860 million with a provision for up to an additional $40 million upon commencement of construction on the advanced development projects, is an economically sound transaction that builds on the company’s commitment to renewable energy as part of Exelon 2020, a business and environmental strategy to eliminate the equivalent of Exelon’s 2001 carbon footprint. Exelon already is the least carbon-intensive of the large U.S. electric utilities, and this transaction marks its entry into owning and operating wind projects. Exelon will finance the transaction using Exelon Generation debt.

“Not only does this acquisition add value for Exelon shareholders, providing incremental earnings in 2012 and cash flows in 2013, but it also is one more way to implement a clean energy future,” said John W. Rowe, Exelon chairman and CEO. “Whether harmful emissions are priced or regulated, our combined capacity of nearly 19,000 megawatts of zero-emission wind, solar, hydro, landfill gas and nuclear power remains a clear competitive advantage that will only become more valuable.”

Under the terms of agreement, Exelon will acquire John Deere Renewables’ 735 megawatts of installed, operating wind capacity—enough to power 160,000 to 220,000 households—spread across 36 projects in eight states. Approximately 75 percent of the operating portfolio is already sold under long-term power purchase arrangements. As part of the acquisition, Exelon also has the opportunity to pursue approximately 1,468 megawatts of new wind projects that are in various stages of development, including the 230 megawatts in advanced stages of development.

“We expect to see increasing demand for clean, efficient wind power at a national level and in the 29 states that already have a renewable energy standard,” Rowe said. “This acquisition gives Exelon a strong position in the wind generation business that adds diversity to our generation fleet and provides more options for future growth.”

The acquisition will become part of the Exelon Power division of Exelon Generation, which already includes more than 1,000 megawatts of owned and contracted renewable power, including hydroelectricity, wind, landfill gas and solar. Before this acquisition, Exelon was already the largest wholesale marketer of wind energy east of the Mississippi, with 352 megawatts of wind power capacity from five wind projects in Illinois, Pennsylvania and West Virginia. Exelon Power also owns and operates a 10-megawatt solar plant in Chicago, the largest urban solar plant in the country.

Exelon expects to close the transaction with John Deere Renewables in the fourth quarter of 2010.

Barclays Capital acted as financial advisor to Exelon. Foley & Lardner served as legal advisors to Exelon and McDermott Will & Emery advised for certain tax matters.

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Exelon Corporation is one of the nation’s largest electric utilities with more than $17 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to approximately 486,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2009 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Exelon’s Second Quarter 2010 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors, (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I , Financial Information, ITEM 1. Financial Statements: Note 12 and (3) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation and Exelon Generation Company, LLC (the Companies). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Neither of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

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